As filed with the Securities and Exchange Commission on December 8, 2014

Registration No. 333-199285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIAT CHRYSLER AUTOMOBILES N.V.

(formerly Fiat Investments N.V.)

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	3711	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Fiat House

25 St. James’ Street

London SW1A 1HA

United Kingdom

Tel. No.: +44 (0)20 7766 0311

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard K. Palmer

c/o Chrysler Group LLC

1000 Chrysler Drive

Auburn Hills, Michigan 48326

Tel. No.: (248) 512-2950

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott D. Miller, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel. No.: (212) 558-4000	Giorgio Fossati c/o Fiat Chrysler Automobiles N.V. 25 St. James’ Street London SW1A 1HA United Kingdom Tel. No.: +44 (0)20 7766 0311	William V. Fogg, Esq. Johnny G. Skumpija, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Tel. No.: (212) 474-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Fiat Chrysler Automobiles N.V. is filing this Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-199285) for the purpose of filing Exhibits 1.1, 1.2, 4.4 and 25.1 to the Registration Statement. Amendment No. 4 does not modify any part of the Registration Statement other than Item 8 and related Exhibits 1.1, 1.2, 4.4 and 25.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Pursuant to Dutch law, FCA’s directors and officers may be liable to FCA for improper or negligent performance of their duties. They may also be liable to third parties for damages in the event of bankruptcy, default on tax or social security payments, improper performance of duties, or tort. In certain circumstances, directors or officers may also incur criminal liability.

Article 18 of the FCA Articles of Association provides that:

“The company shall indemnify any and all of its directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a Proceeding), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.”

The provisions of Dutch law governing the liability of directors and officers are mandatory in nature. Although Dutch law does not provide for any provisions with respect to the indemnification of directors and officers, the concept of indemnification of directors and officers of a company for liabilities arising from actions undertaken because of their position in the company is, in principle, accepted in the Netherlands.

The Group has purchased and will maintain insurance for the benefit of its directors and officers which, subject to policy terms and limitations, includes coverage to reimburse directors and officers of FCA and its subsidiaries for all costs that are incurred in the defense of any action, suit or proceeding to which such directors or officers are made party in their capacity as such or as director or officer of a company in which FCA owns shares.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed as part of this registration statement, unless otherwise indicated.

1.1	Form of Underwriting Agreement for the common shares offering
1.2	Form of Underwriting Agreement for the Mandatory Convertible Securities Offering
2.1	Merger Plan between Fiat S.p.A. and Fiat Investments N.V. (renamed Fiat Chrysler Automobiles N.V.), dated as of June 15, 2014 (incorporated by reference to Exhibit 2.1 to Fiat Investments N.V.’s Registration Statement on Form F-4, filed with the SEC on July 3, 2014 File No. 333-197229)
3.1	English translation of the Articles of Association of Fiat Chrysler Automobiles N.V.*

3.2	English translation of the Deed of Incorporation of Fiat Chrysler Automobiles N.V. (incorporated by reference to Exhibit 3.2 to Fiat Investments N.V.’s Registration Statement on Form F-4, filed with the SEC on July 3, 2014 File No. 333-197229)
4.1	FCA Terms and Conditions of the Special Voting Shares*
4.2	Terms and Conditions of the Global Medium Term Notes (incorporated by reference to Exhibit 4.1 to Fiat Investments N.V.’s Registration Statement on Form F-4, filed with the SEC on July 3, 2014 File No. 333-197229)
4.3	Deed of Guarantee, dated as of March 19, 2013, by Fiat S.p.A. in favour of the Relevant Account Holders and the holders for the time being of the Notes and the interest coupons appertaining to the Notes (incorporated by reference to Exhibit 4.2 to Fiat Investments N.V.’s Registration Statement on Form F-4, filed with the SEC on July 3, 2014 File No. 333-197229)
4.4	Form of Indenture
5.1	Opinion of Loyens & Loeff N.V. as to the legality of the common shares and special voting shares being registered in the common shares offering*
5.2	Opinion of Loyens & Loeff N.V. as to the legality of the common shares and special voting shares being registered in the Mandatory Convertible Securities offering*
5.3	Opinion of Sullivan & Cromwell LLP as to the legality of the Mandatory Convertible Securities being registered*
8.1	Opinion of Loyens & Loeff N.V. as to Dutch taxation in the common shares offering*
8.2	Opinion of Sullivan & Cromwell LLP as to U.S. taxation in the common shares offering*
8.3	Opinion of Sullivan & Cromwell LLP as to U.K. taxation in the common shares offering*
8.4	Opinion of Loyens & Loeff N.V. as to Dutch taxation in the Mandatory Convertible Securities offering*
8.5	Opinion of Sullivan & Cromwell LLP as to U.S. taxation in the Mandatory Convertible Securities offering*
8.6	Opinion of Sullivan & Cromwell LLP as to U.K. taxation in the Mandatory Convertible Securities offering*
11.1	Statement regarding computation of per share earnings (incorporated by reference to Note 12 of the Fiat Consolidated Annual Financial Statements included in the prospectus that forms a part of this Registration Statement)
11.2	Statement of earnings to fixed charges*
17.1	Letter of Resignation of Derek Nielsen*
17.2	Letter of Resignation of Richard Palmer*
21.1	Subsidiaries*
23.1	Consent of Reconta Ernst & Young S.p.A.*
23.2	Consent of Deloitte & Touche S.p.A.*
23.3	Consent of Loyens & Loeff N.V. (included in Exhibits 5.1 and 5.2)
23.4	Consent of Loyens & Loeff N.V. (included in Exhibits 8.1 and 8.4)
23.5	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.3)
23.6	Consent of Sullivan & Cromwell LLP (included in Exhibits 8.2, 8.3, 8.5 and 8.6)
24.1	Power of Attorney (included in the Signature Pages hereto)
25.1	Form T-1

*	Previously filed with the Fiat Chrysler Automobiles N.V. Registration Statement on Form F-1 on November 25, 2014 or on December 4, 2014.

Item 9. Undertakings

Each of the undersigned registrants hereby undertakes:

(1)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 8th day of December, 2014.

FIAT CHRYSLER AUTOMOBILES N.V.

By: /s/ Richard K. Palmer
Name: Richard K. Palmer
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 8, 2014.

Signature	Title

/s/ Sergio Marchionne Sergio Marchionne	Chief Executive Officer and Director

/s/ Richard K. Palmer Richard K. Palmer	Chief Financial Officer

/s/ Alessandro Gili Alessandro Gili	Chief Accounting Officer

* John Elkann	Chairman and Director

* Andrea Agnelli	Director

* Tiberto Brandolini d’Adda	Director

* Glenn Earle	Director

* Valerie A. Mars	Director

* Ruth J. Simmons	Director

* Ronald L. Thompson	Director

* Patience Wheatcroft	Director

* Stephen M. Wolf	Director

* Ermenegildo Zegna	Director

/s/ Richard K. Palmer Richard K. Palmer	Authorized Representative in the United States

*By: /s/ Richard K. Palmer Richard K. Palmer	Attorney-in-fact